EXHIBIT K.3

                      FUND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 12th day of December, 2003, by and between, TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the "Company" or "Fund") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company, and is authorized to issue shares of common stock;

         WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

         WHEREAS, the Company desires to retain USBFS to provide accounting services to the Company.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF USBFS AS FUND ACCOUNTANT

         The Company hereby appoints USBFS as fund accountant of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       SERVICES AND DUTIES OF USBFS

         USBFS shall provide the following fund accounting services for the Fund, including but not limited to:

         A.       Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment adviser.

                  (2) For each valuation date, obtain prices from a pricing source approved by the Board of Directors of the Company (the "Board of Directors" or the "Directors") and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

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                  (3)      Identify interest and dividend accrual balances as of
                           each valuation date and calculate gross earnings on investments for the accounting period.

                  (4) Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

         B.       Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

                  (2) Record payments for Fund expenses upon receipt of written authorization from the Company.

                  (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Company.

                  (4)      Provide expense accrual and payment reporting.

         C.       Fund Valuation and Financial Reporting Services:

                  (1) Account for Fund share repurchases, tenders, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund's transfer agent on a timely basis.

                  (2) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (3) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

                  (4) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's Prospectus.

                  (5) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

                  (6) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

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                  (7)      Prepare monthly reports that document the adequacy of
                           accounting detail to support month-end ledger balances.

         D.       Tax Accounting Services:

                  (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

                  (2) Maintain tax lot detail for the Fund's investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the Fund's transfer agent to support tax reporting to the shareholders.

         E.       Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Company, the Securities and Exchange Commission (the "SEC"), and the outside auditors.

                  (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

         F. USBFS will perform the following accounting functions on a daily basis:

                  (1) Reconcile cash and investment balances of the Fund with the Fund's custodian, and provide the Fund's investment adviser with the beginning cash balance available for investment purposes.

                  (2) Transmit or mail a copy of the portfolio valuation to the Fund's investment adviser.

                  (3) Review the impact of current day's activity on a per share basis, and review changes in market value.

         G.       In addition, USBFS will:

                  (1)      Prepare monthly security transactions listings.

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                  (2)      Supply various Company, Fund and class statistical
                           data as requested by the Company on an ongoing basis.

         3.       PRICING OF SECURITIES

                  For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by Fund's investment adviser and ratified by the Board of Directors and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

                  If the Company desires to provide a price that varies from the pricing source, the Company shall promptly notify and supply USBFS with the valuation of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

         4.       CHANGES IN ACCOUNTING PROCEDURES

                  Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon receipt of written notice thereof by USBFS.

         5.       CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

                  USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Company under this Agreement.

         6.       COMPENSATION

                  USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Company shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date.

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         7.       INDEMNIFICATION; LIMITATION OF LIABILITY

                  A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys" fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors.

                           USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys" fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                           In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

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                           Notwithstanding the above, USBFS reserves the right
                           to reprocess and correct administrative errors at its own expense.

                  B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

8.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company's shareholders to any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

9.       TERM OF AGREEMENT; AMENDMENT

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the

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         other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.      RECORDS

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

11.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

12.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records and other data by such successor.

13.      NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

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14.      DATA NECESSARY TO PERFORM SERVICES

         The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

15.      NOTIFICATION OF ERROR

         The Company will notify USBFS of any discrepancy between USBFS and the Company, including, but not limited to, failing to account for a security position in the fund's portfolio, by the later of: within three (3) business days after receipt of any reports rendered by USBFS to the Company; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

16.      ASSIGNMENT

         This Agreement may not be assigned by either party without the prior written consent of the other party.

17.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to USBFS shall be sent to:

                           U.S. Bancorp Fund Services, LLC
                           615 East Michigan Street
                           Milwaukee, WI  53202

         and notice to the Company shall be sent to:

                           Tortoise Capital Advisors
                           233 West 47th Street
                           Kansas City, MO  64112


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

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TORTOISE ENERGY INFRASTRUCTURE          U.S. BANCORP FUND SERVICES, LLC
CORPORATION
By: /s/ Terry Matlack                   By: /s/ Joe D. Redwine
    ---------------------------------       ----------------------------------
Title: Treasurer                        Title: President
       ------------------------------          -------------------------------

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                                    EXHIBIT A

                            FUND ACCOUNTING SERVICES
                               ANNUAL FEE SCHEDULE

TORTOISE ENERGY INFRASTRUCTURE CORPORATION
(CLOSED-END FUND)
DOMESTIC EQUITY FUNDS*
----------------------
$24,000 for the first $50 million
1.25 basis point on the next $200 million
..75 basis point on the balance

DOMESTIC BALANCED FUNDS*
------------------------
$33,000 for the first $100 million
1.5 basis points on the next $200 million
1 basis point on the balance

DOMESTIC FIXED INCOME FUNDS*
----------------------------
FUNDS OF FUNDS*
---------------
SHORT OR DERIVATIVE FUNDS*
--------------------------
INTERNATIONAL EQUITY FUNDS*
---------------------------
TAX-EXEMPT MONEY MARKET FUNDS*
------------------------------
$39,000 for the first $100 million
2 basis points on the next $200 million
1 basis point on the balance

TAXABLE MONEY MARKET FUNDS*
---------------------------
$39,000 for the first $100 million
1 basis point on the next $200 million
1/2 basis point on the balance

INTERNATIONAL INCOME FUNDS*
---------------------------
$42,000 for the first $100 million
3 basis points on the next $200 million
1.5 basis points on the balance


MULTIPLE CLASSES
----------------
Each class is an additional 25% of the charge of the initial class.

MASTER/FEEDER FUNDS
-------------------
Each master and feeder is charged according to the schedule.

MULTIPLE MANAGER FUNDS
----------------------
Additional base fee:
$12,000 per manager/sub-advisor per fund

Extraordinary services - quoted separately

Conversion Estimate - one month's fee (if necessary)

NOTE - All schedules subject to change depending upon the use of derivatives - options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing service:

       $.15  Domestic and Canadian Equities
       $.15  Options
       $.50  Corp/Gov/Agency Bonds
       $.80  CMO's
       $.50  International Equities and Bonds
       $.80  Municipal Bonds
       $.80  Money Market Instruments
       $125  Per fund per month - Mutual Funds

Corporate Action Services
       $2.00 Per equity security per month
Manual Security Pricing
       $125 per month - greater than 10/day
Factor Services (BondBuyer)
       Per CMO -                    $1.50/month
       Per Mortgage Backed - $0.25/month
       Minimum              -       $300/month

* Subject to CPI increase, Milwaukee MSA.

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